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                          CERTIFICATE OF CORRECTION TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           DOMINION BRIDGE CORPORATION
                        FILED UNDER SECTION 103(f) OF THE
                        DELAWARE GENERAL CORPORATION LAW

         It is hereby certified that:

         1. The present name of the Corporation is DOMINION BRIDGE CORPORATION (the "Corporation"). The Corporation was originally incorporated under the name of "Cedar Group, Inc." by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on February 16, 1989. A Restated Certificate of Incorporation was filed on July 25, 1989 (the "First Restated Certificate of Incorporation") which requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware (the "GCL"). A Certificate of Amendment was filed on July 31, 1996 which requires correction as permitted by subsection (f) of Section 103 of the GCL. A Restated Certificate of Incorporation was filed on September 5, 1996 (the "Second Restated Certificate of Incorporation") which requires correction as permitted by subsection (f) of Section 103 of the GCL.

         2. The First Restated Certificate of Incorporation contained amendments which were not adopted in accordance with the provisions of the General Corporation Law of the State of Delaware ("GCL") and were, therefore, ineffective to amend the provisions of the Corporation's Certificate of Incorporation. These inaccuracies consisted of Article FIFTH captioned "Indemnification and Insurance" and Article SIXTH captioned "Liability of Directors" which are incorrect, represent amendments that were not properly adopted and, therefore, were ineffective and incorrectly included within the First Restated Certificate of Incorporation. In addition, the First Restated Certificate of Incorporation did not include Article SEVENTH and Article EIGHTH both of which were included within the Corporation's Certificate of Incorporation and were not deleted pursuant to amendments adopted in accordance with the provisions of the GCL and were, therefore, ineffective and incorrectly included within the First Restated Certificate of Incorporation.

         3. Due to the inaccuracies described in paragraph 2 above, Article FIFTH and Article SIXTH of the First Amended Certificate of Incorporation shall be corrected to read as follows:

                  "FIFTH: The name and address of the incorporator is as follows:

                     Name                           Address

                     C. Lawrence Rutstein           1500 Chestnut Street
                                                    Suite 1600
                                                    Philadelphia, PA  19102"
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                  "SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation."

         4. Due to the inaccuracies described in paragraph 2 above, the First Restated Certificate of Incorporation should have included Articles SEVENTH and EIGHTH and shall be corrected so that Article SEVENTH and Article EIGHTH read as follows:

                  "SEVENTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide."

                  "EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not exempt a director from liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit."

         5. The Certificate of Amendment filed January 31, 1992 included certain amendments captioned "SEVENTH: Board of Directors," which contained an inaccuracy shall be corrected such that the word "SEVENTH" shall be deleted and replaced with the word "NINTH."

         6. The Second Amended Certificate of Incorporation included Article FIFTH and Article SIXTH from the First Restated Certificate of Incorporation which, as set forth in paragraph 2, above constituted amendments which were not adopted in accordance with the provisions of the GCL and were, therefore, ineffective and incorrectly included within the Second Restate Certificate of Incorporation. In addition, the Second Restated Certificate of Incorporation did not include Article SEVENTH and Article EIGHTH which, as set forth in paragraph 2 above, appeared in the Certificate of Incorporation, but were not included in the First Restated Certificate of Incorporation and were not deleted through an amendment adopted in accordance with the provisions of the GCL and were, therefore, ineffective and incorrectly included within the Second Restated Certificate of Incorporation. Finally, as set forth in paragraph 5 above, Article SEVENTH appearing in the Second Restated Certificate of Incorporation was incorrect.

         7. Accordingly, Articles FIFTH and SIXTH of the Second Restated Certificate of Incorporation should be corrected to read as set forth in paragraph 3 above. Additionally, Article SEVENTH of the Second Restated Certificate of Incorporation shall be amended such that the word "SEVENTH" shall be deleted and replaced with the word "NINTH." Additionally, Article SEVENTH of the Second Restated Certificate of Incorporation shall be amended such that the word "SEVENTH" shall be deleted and shall read "NINTH." Finally, Article SEVENTH shall be included to read as set forth in paragraph 4 above and Article EIGHTH of the Second Restated Certificate of Incorporation shall be included to read as set forth in paragraph 4 above.



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         IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Correction on this 2nd day of June, 1997.



ATTEST:                                           DOMINION BRIDGE CORPORATION

/s/ Olivier Despres                               /s/ Nicolas Matossian
------------------------                          -----------------------------
Olivier Despres                                   Nicolas Matossian
Secretary                                         President






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